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                                                                      EXHIBIT 12


                              TRUSERV CORPORATION

       SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

    FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 2, 1999 AND OCTOBER 3, 1998 AND

            FOR THE FISCAL YEARS ENDED 1998, 1997, 1996, 1995, 1994
                                (000'S OMITTED)


                                          THIRTY-NINE WEEKS ENDED                           YEAR END
                                     ---------------------------------   -----------------------------------------------
                                     OCTOBER 2, 1999   OCTOBER 3, 1998    1998      1997      1996      1995      1994
                                     ---------------   ---------------   -------   -------   -------   -------   -------
Net earnings after tax............       $  (416)          $18,859       $20,480   $42,716   $52,410   $59,037   $60,318
Add: Tax provision................           298               480           597     1,600       362       176     1,163
                                         -------           -------       -------   -------   -------   -------   -------
Pretax income.....................          (118)           19,339        21,077    44,316    52,772    59,213    61,481
                                         -------           -------       -------   -------   -------   -------   -------
Add: Fixed charges
    Interest paid to members......        10,532            11,422        16,390    17,865    18,460    20,627    22,894
    Other interest paid...........        34,906            28,456        38,710    19,100    10,175     9,298     7,493
                                         -------           -------       -------   -------   -------   -------   -------
    Total interest expense........        45,438            39,878        55,100    36,965    28,635    29,925    30,387
                                         -------           -------       -------   -------   -------   -------   -------
    Rental expenses...............        23,598            20,427        28,291    19,890    14,971    10,063     9,098
    % of rental expenses..........         33.33%            33.33%        33.33%    33.33%    33.33%    33.33%    33.33%
                                         -------           -------       -------   -------   -------   -------   -------
    Applicable rental expenses....         7,865             6,808         9,430     6,629     4,990     3,354     3,032
                                         -------           -------       -------   -------   -------   -------   -------
    Total fixed charges...........        53,303            46,686        64,530    43,594    33,625    33,279    33,419
                                         -------           -------       -------   -------   -------   -------   -------
Pretax earnings before fixed
  charges.........................       $53,185           $66,025       $85,607   $87,910   $86,397   $92,492   $94,900
                                         =======           =======       =======   =======   =======   =======   =======
Pretax earnings ratio to fixed
  charges.........................          1.00              1.41          1.33      2.02      2.57      2.78      2.84
                                         =======           =======       =======   =======   =======   =======   =======


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